Exhibit 10.3

Amendment To Exploration and Option to Enter Joint Venture Agreement

This agreement (Amendment Agreement) is made and entered into by and among Pediment Gold LLC (“Pediment”) and Austin Gold Corp., (“Austin BC” or “AGC”) and its wholly-owned Nevada subsidiary Austin American Corporation (“Austin NV”).

RECITALS:

A.            WHEREAS Pediment, Austin BC and Austin NV are party to an Exploration and Option to Enter Joint Venture Agreement (the “Agreement”) dated July 7, 2020 on the Kelly Creek Project;

B.            WHEREAS Pediment, Austin BC and Austin NV desire to amend certain terms of the Agreement;

C.            NOW THEREFORE in consideration of the mutual covenants and promises herein contained, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1.	Section 5 of the Agreement is amended by changing the date to one year later, such that Section 5 now reads:

“5.           Term. The term of this Agreement shall begin on the Effective Date and shall continue to and including June 1, 2025, and, if Austin NV completes its initial Earn-In Obligation, thereafter until the parties execute and deliver the Operating Agreement described in Section 8, unless this Agreement is otherwise terminated or extended as provided in this Agreement.”

2.	Section 6.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“6.1        Subject to Austin NV’s right (a) to accelerate performance of its Earn-In Obligation under this Agreement; (b) to terminate this Agreement as provided in Section 14; and (c) to extend the time for performance of its obligations as provided in Section 16, Austin NV agrees to incur Expenditures on or before the dates described in the following schedule (collectively the “Earn-In Obligation”).

	Minimum	Cumulative
Performance Date	Annual Amount	Amount
September 1, 2022	$750,000	$750,000
June 1, 2023	$1,000,000	$1,750,000
June 1, 2024	$1,500,000	$3,250,000
June 1, 2025	$1,500,000	$4,750,000

The first expenditure of $750,000 is a firm and unconditional commitment. Of the $750,000 firm commitment, $400,000 must be spent on the ground. This $400,000 in “on-ground” expenditures needs to be spent on acquiring new data through geophysics, geochemistry, drilling, or some other mutually agreed program. If Austin NV does not complete Expenditures in the amount of Seven Hundred and Fifty Thousand Dollars ($750,000.00) or Four Hundred Thousand Dollars ($400,000.00) on the ground on or before September 1, 2022, then on or before October 1, 2022, Austin NV shall pay to Pediment the amount equal to the sum of Seven Hundred and Fifty Thousand Dollars ($750,000.00) or Four Hundred Thousand Dollars ($400,000.00), as the case may be, less the amount of Austin NV’s actual Expenditures incurred on or before September 1, 2022. Austin NV shall perform the foregoing obligations each year so long as this Agreement is effective. Until Austin NV completes the Earn-In Obligation, or the Additional Earn-In Obligation as described in Section 8.4, if applicable, Austin NV will fund and pay all costs and expenses incurred for Exploration and Development Work and all other costs and expenses incurred by Austin NV in respect of this Agreement.

If Austin NV terminates this Agreement before completing its Earn-In Obligation or if Austin NV does not complete its Earn-In Obligation on or before June 1, 2025, Austin NV shall have no right, title or interest in the Property.

Expenditures incurred by Austin NV during any period in excess of those prescribed for the period shall be credited in Austin NV’s favor against subsequent Expenditure obligations. If on or before June 1, 2023, June 1, 2024, and June 1, 2025, Austin NV does not incur the yearly Expenditures in the required amount on or before such dates, Austin NV shall have the option and right, exercisable in Austin NV’s sole and exclusive discretion, to elect to pay to Pediment in cash an amount equal to the difference between the Expenditures actually incurred and the amount described above for the period (the “Differential Payment”). In such case, Austin NV shall be deemed to have incurred the Expenditures for the period for which Austin NV timely pays the Differential Payment. Austin NV quarterly shall provide to Pediment a description of the Expenditures made by Austin NV, and Pediment shall have the right to audit and inspect Austin NV’s records relating to such Expenditures. Austin NV shall have the option and right (the “Share Payment Option”), exercisable in Austin NV’s sole and exclusive discretion in respect of the Expenditure, to elect to pay the Differential Payment in the form of shares of the duly issued, fully paid, duly registered shares of the common stock of Austin BC, but only if such shares are listed for trading on the Toronto Stock Exchange, the TSX Venture Exchange, Canadian Stock Exchange, the OTCQB, or another internationally recognized stock exchange. Austin NV may exercise the Share Payment Option for only one yearly Expenditure obligation.”

3.	Section 8, Clauses 8., 8.2, 8.4, 8.4.1, and 8.4.2 of the Agreement shall be deleted in their entirety and replaced with the following:

“8.         Austin NV’s Option to Enter Mining Joint Venture. In consideration of Austin NV’s performance of its initial Earn-In Obligation, Pediment grants to Austin NV, and Austin NV shall have, the option and right, exercisable in Austin NV’s sole and exclusive discretion, to earn and vest an undivided fifty-one percent (51%) interest in the Property and to form a joint venture (the “Joint Venture”) for the management and ownership of the Property. When Austin NV has completed its initial Earn-In Obligation by completion of the Expenditures in the amount of Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00), Austin NV shall be deemed to have exercised its right to enter into the Joint Venture with Pediment on the Property, unless Austin NV informs Pediment that Austin NV has elected to not exercise its option and right to enter into the Joint Venture. Austin NV shall deliver notice to Pediment of Austin NV’s completion of its Earn-In Obligation within thirty (30) days after such completion. At any time during the term of this Agreement, Austin NV shall have the right to accelerate performance of its Earn-In Obligation.

On Austin NV’s performance of its Earn-In Obligation, Pediment and Austin NV will execute and deliver to each other a definitive mining venture agreement based on the Rocky Mountain Mineral Law Foundation Exploration, Development and Mining LLC Model Form 5A LLC Operating Agreement (“Operating Agreement”), which shall incorporate the following terms and conditions:”

8.1            (No change to this clause)

“8.2          Austin NV’s initial contribution shall be Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00). Pediment’s initial contribution shall be Four Million Five Hundred Sixty-three Thousand Seven Hundred Twenty-five Dollars ($4,563,725.00).’

8.3            (No change to this clause)

“8.4          Austin NV shall have the option and right to elect to increase its participating interest by an additional nineteen percent (19%) to a total of seventy percent (70%) by incurring and paying additional yearly Expenditures in the amount of One Million Five Hundred Thousand Dollars on or before each of June 1, 2026, June 1, 2027, and June 1, 2028, and by completing and delivering to Pediment and bearing the costs to prepare a Pre-feasibility Study for the Property (the “Additional Earn-In Obligation”). Austin NV must exercise the option within six (6) months after the date it completes its initial Earn-In Obligation. Austin NV must deliver written notice of its election to Pediment. If Austin NV does not timely exercise the option and deliver notice to Pediment, Austin NV shall be deemed to have irrevocably waived the option. If Austin NV elects to increase its participating interest in the Joint Venture to seventy percent (70%), the following provisions shall apply:”

“8.4.1            Austin NV must complete the Additional Earn-In on or before June 1, 2029. If Austin NV completes its Additional Earn-In, Pediment shall grant to Austin NV an additional nineteen percent (19%) participating interest to increase Austin NV’s total participating interest to seventy percent (70%). In such case, for purposes of calculating dilution, Austin NV’s contribution shall be the sum of Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00) plus the cost of completion of the Additional Earn-In. In such case, Pediment’s contribution shall be deemed to be the amount of Austin NV’s contribution multiplied by 30/70.”

“8.4.2            If Austin NV does not complete the Additional Earn-In on or before June 1, 2029, Austin NV’s right to increase its participating interest shall terminate and its participating interest shall remain fifty-one percent (51%) and Pediment’s participating interest shall remain forty-nine percent (49%). In such case, for purposes of calculating dilution, Austin NV’s initial contribution shall be the sum of Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00) plus the cost incurred by Austin NV in its attempt to perform its Additional Earn-In and Pediment’s initial contribution shall be deemed to be the amount of Austin NV’s initial contribution multiplied by 49/51.”

4.	Section 14, Clause 14 of the Agreement shall be deleted in its entirety and replaced with the following:

“14.         Termination by Austin NV. Austin NV may terminate this Agreement at any time after Austin NV has completed the firm commitment of $750,000 referenced in Clause 6.1. If Austin NV terminates this Agreement, except by its election to enter the Joint Venture as provided in Section 8, Austin NV shall perform the following obligations:”

5.	Except as amended by this Amendment Agreement the Agreement remains effective and in good standing. All the other Sections and Clauses of the Agreement will remain in full force and effect.

This Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement. A facsimile, photocopy or scanned copy of this Agreement as executed by one or both parties shall be duly executed and binding upon the signing parties, and shall be deemed to be delivered upon delivery by facsimile, e-mail, courier, mail or personal delivery.

If any part, term or provision of this Amendment Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any governmental regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Amendment Agreement did not contain the particular part, term or provision held to be invalid.

Executed effective on March 3, 2021.

Pediment Gold LLC

By	/s/ James Buskard

Name	James Buskard

Title	Manager

Austin American Corporation

By	/s/ Joe Ovsenek

Name	Joe Ovsenek

Title	Director

Austin Gold Corp.

By	/s/ Dennis Higgs

Name	Dennis Higgs

Title	President